Exhibit 99.2

        The undersigned officer of Moldflow Corporation (the "Company") hereby certifies that the Company's quarterly report on Form 10-Q for the period ended March 29, 2003 (the "Report"), as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company. This certification is provided solely pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, as shall not be deemed to be a part of the Report or "filed" for any purpose whatsoever.

Date: May 9, 2003	Name:	/s/ SUZANNE E. ROGERS MACCORMACK Suzanne E. Rogers MacCormack
	Title:	Executive Vice President of Finance and Administration and Chief Financial Officer